HARVEST VOLATILITY EDGE TRUST – POWER OF ATTORNEY

Each of the undersigned Trustees and officers of Harvest Volatility Edge Trust hereby separately constitutes and appoints each of Curtis F. Brockelman, Jr., Patrick Joseph Clough, and Keith A. Fletcher, jointly and severally, and each of them, as the undersigned’s true and lawful attorney-in-fact and agent, each agent with full power of substitution and resubstitution for such attorney-in-fact in such attorney-in-fact’s name, place, and stead, in any and all capacities, to sign the Registration Statement under the Securities Act of 1933 and the Investment Company Act of 1940 of Harvest Volatility Edge Trust and any and all amendments to such Registration Statement, and to file the same, with exhibits thereto, and other instruments or documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or substitute or substitutes therefor, may do or cause to be done by virtue thereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

WITNESS our hands on the date set forth below.

Name	Title(s)	Date

/s/ Curtis F. Brockelman, Jr.	President (Principal Executive Officer) and Trustee	October 30, 2017
Curtis F. Brockelman, Jr.

/s/ P. Joseph Clough	Treasurer (Principal Financial and Accounting Officer)	October 30, 2017
P. Joseph Clough

/s/ Richard M. Goldman	Chairman, Trustee	October 30, 2017
Richard M. Goldman

/s/ Michael G. Doorley	Trustee	October 30, 2017
Michael G. Doorley

/s/ Thomas F. Lydon, Jr.	Trustee	October 30, 2017
Thomas F. Lydon, Jr.